As filed with the Securities and Exchange Commission on July 15, 2014
Registration No.  333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPHERIX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	52-0849320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

6430 Rockledge Drive, Suite 503, Bethesda, Maryland 20817
(Address of principal executive offices) (Zip Code)

Spherix Incorporated 2014 Equity Incentive Plan
(full title of the plan)

Anthony Hayes
Chief Executive Officer
Spherix Incorporated
6430 Rockledge Drive, Suite 503
Bethesda, Maryland 20817
(Name and address of agent for service)
Telephone: (703) 992-9260
(Telephone number, including area code, of agent for service)

With a copy to:

Theodore J. Ghorra, Esq.
Nixon Peabody LLP
437 Madison Avenue
New York, New York 10022
Telephone: (212) 940-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

[   ]           Large accelerated filer
[   ]           Accelerated filer
[   ]           Non-accelerated filer
[X]           Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value to be issued under the 2014 Equity Incentive Plan	4,161,892	$1.63	$6,783,884	$873.76
Total	4,161,892	$1.63	$6,783,884	$873.76

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan, by reason of any stock split, stock dividend, recapitalization or any other similar transaction, effected without receipt of consideration, which results in an increase in the Registrant’s outstanding shares of common stock.

(2)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on July 10, 2014

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the 2014 Equity Incentive Plan (the “Plan”) of Spherix Incorporated (the “Registrant”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Anthony Hayes
Chief Executive Officer
Spherix Incorporated
6430 Rockledge Drive, Suite 503
Bethesda, Maryland 20817

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents that have been filed by the Registrant with the SEC are incorporated herein by reference:

•
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014, and the Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2013 filed with the SEC on April 9, 2014;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 15, 2014;

•
The Registrant’s Current Reports on Form 8-K filed with the SEC on January 2, 2014, January 6, 2014, January 7, 2014, January 9, 2014, January 14, 2014, January 24, 2014, January 27, 2014, February 3, 2014, February 7, 2014, February 10, 2014, February 12, 2014, February 20, 2014, March 7, 2014, March 17, 2014, March 27, 2014, March 31, 2014, April 4, 2014, April 16, 2014, April 18, 2014, April 21, 2014, April 25, 2014, May 5, 2014, May 15, 2014, May 27, 2014, May 29, 2014, June 3, 2014, June 4, 2014, June 5, 2014, June 11, 2014, June 12, 2014, June 13, 2014, June 17, 2014 and June 20, 2014 and the Current Report on Form 8-K/A filed with the SEC on June 2, 2014;

•	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A12G, filed with the SEC on January 30, 2013; and

•	The Registrant’s Definitive Proxy Statement on Form DEF 14A, as filed with the SEC on March 28, 2014.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  The Registrant’s Amended and Restated Certificate of Incorporation provides that the personal liability of directors of the Registrant is eliminated to the fullest extent permitted by this provision, except that a director shall be liable to the extent provided by applicable law:  (1) for any breach of the directors’ duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit.

Section 145 of the DGCL provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

The Registrant’s Amended and Restated Bylaws require the Registrant to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the Registrant is permitted to indemnify such person.  Accordingly, the Registrant has entered into indemnification agreements with each of its directors pursuant to which the directors are entitled to indemnification to the fullest extent provided by the laws of the State of Delaware as of the date of entry into such indemnification agreements, except that the directors will not be indemnified in connection with (i) any Claim initiated by such director against the Registrant or any director or officer of the Registrant unless the Registrant has joined in or consented to the initiation of such claim, or (ii) the purchase and sale by such director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

The Registrant also maintains directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

EXHIBIT NUMBER	EXHIBITS

5.1	Opinion of Nixon Peabody LLP
10.1	Spherix Incorporated 2014 Equity Incentive Plan
23.1	Consent of Marcum LLP
23.2	Consent of Grant Thornton LLP
23.3	Consent of Nixon Peabody LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 15, 2014.

SPHERIX INCORPORATED

Date: July 15, 2014

	By:	/s/ Anthony Hayes
Name: Anthony Hayes Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony Hayes as his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Position	Date

/s/ Anthony Hayes	Chief Executive Officer, Director	July 15, 2014
Anthony Hayes

/s/ Richard Cohen	Chief Financial Officer	July 15, 2014
Richard Cohen

/s/ Robert J. Vander Zanden	Director, Chairman of the Board	July 15, 2014
Robert J. Vander Zanden

/s/ Jeffrey Ballabon	Director	July 15, 2014
Jeffrey Ballabon

/s/ Douglas T. Brown	Director	July 15, 2014
Douglas T. Brown

/s/ Edward M. Karr	Director	July 15, 2014
Edward M. Karr

/s/ Alexander Poltorak	Director	July 15, 2014
Alexander Poltorak

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBITS

5.1	Opinion of Nixon Peabody LLP
10.1	Spherix Incorporated 2014 Equity Incentive Plan
23.1	Consent of Marcum LLP
23.2	Consent of Grant Thornton LLP
23.3	Consent of Nixon Peabody LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)